Exhibit 10

August 29, 2002

Mr. Francis S. Marchilena

Re:  Transition Agreement

Dear Frank:

Please accept this letter confirming the understandings we have reached with respect to your continued employment with Raytheon Company, your resignation as an officer of Raytheon Company effective at the start of your Transition Period, your agreement to participate in Raytheon’s Construction Management Program, and your transition to retirement.

1.  Construction Management Program.    You have agreed to lead Raytheon’s efforts to complete the Fore River and Mystic Station power plant projects through the Performance Test Completion Date (“Completion Date”). Although the construction of these plants is expected to be completed prior to December 31, 2002, you agree to continue to manage these projects through the Completion Date. The determination of the Completion Date shall be jointly agreed to between you and a designated officer of the Company. Any dispute as to this date shall be resolved under the provisions of the arbitration procedures set forth in paragraph 17 below. If, prior to the Completion Date, Raytheon terminates your services on the projects, or there is a change in control of the Company as that term is defined in your Raytheon Company Change In Control Severance Agreement dated August 17, 2001, Raytheon’s commitments herein provided will become due immediately.

2.  Transition Period:    Upon the occurrence of the Completion Date of the two above-noted power plant projects, you will begin a transition-to-retirement period which shall continue for 104 weeks (hereinafter the “Transition Period”). During the Transition Period, you will be treated as an active employee and will be paid your normal salary on a bi-weekly basis, and will participate in company-sponsored employee welfare and benefit plans and executive perquisites. At the end of each fifty-two (52) week period during the Transition Period, you will receive a Results Based Incentive (RBI) Bonus at 100% of your 2002 RBI target. Your base salary shall be fixed as of the date of this Agreement, and you will not be eligible to receive any merit increase or stock option awards subsequent to that date.

3.  Pension:    For purposes of calculation of your pension under the provisions of the Raytheon Company Pension Plan for Salaried Employees (“Plan”), you will receive age and service recognition as if you were an active participant in the Plan through December 31, 2005. For the purpose of calculating your final average earnings under the Plan, you will be treated as continuing as an active participant through December 31, 2004. In the event of your death prior to the end of the Transition Period or prior to the commencement of your retirement payments, your surviving spouse shall receive retirement benefits in accordance with the terms of the Plan as enhanced by the provisions regarding your age, service and final average earnings set forth in this paragraph.

4.  Restricted Stock Award:    The Management Development and Compensation Committee (MDCC) of Raytheon’s Board of Directors has awarded you restricted shares valued at $643,452.08. The actual number of shares shall be determined by the fair market value of Raytheon Common Stock on the day of approval of the grant by the MDCC. The restrictions on these restricted shares shall lapse as of the Completion Date of the projects listed in paragraph 1 of this Agreement.

5.  Restricted Stock Acceleration:    Effective upon the occurrence of the Completion Date, the restrictions on the 50,000 restricted shares previously issued to you shall lapse.

6.  Results Based Incentive: 2002:    You will be eligible to receive a Results Based Incentive Bonus for 2002 based on established performance metrics and senior executive discretion.

7.  Personal Time Off (“PTO”):    You will be paid your unused accrued PTO at the end of the Transition Period. You will not accrue any PTO during the Transition Period.

8.  Stock Options:    You will not be eligible for a Stock Option Award during the Transition Period. For purposes of vesting and exercise periods under the Stock Option Plans, you will be considered an active employee through the end of the Transition Period. At the end of the Transition Period, you will be eligible to exercise any vested options pursuant to the Stock Option Plan provisions relating to retired employees.

9.  General Release:    You agree to execute two General Releases in exchange for the consideration contained in this Transition Agreement. The first General Release, a copy of which is attached hereto and incorporated herein, waives any claim against Raytheon Company, as defined in the General Release, which occurred prior to the execution of this Transition Agreement. The second General Release shall be executed as of the end of the Transition Period, in consideration for and as a condition precedent of the lapse of restrictions on the Restricted Stock Award set forth in paragraph 4. This second General Release shall waive any claim against Raytheon arising during the Transition Period, including any claim relating to the circumstances of your separation from Raytheon.

10.  Litigation Cooperation:    You agree that, in the event that Raytheon Company becomes a party in any legal or administrative proceeding or asserted claim relating to events which occurred during your employment, you will cooperate to the fullest extent reasonably possible in the preparation and presentation by Raytheon Company in the prosecution or defense, including without limitation the execution of affidavits or other documents providing information requested by Raytheon Company. In the event that such litigation cooperation would be expected to require an appreciable period of time, which would result in any out-of-pocket cost or lost economic opportunity on your part, the Company agrees to discuss at that time an appropriate fee to offset such costs.

11.  Ethics Compliance:    You hereby represent and warrant that, to the best of your knowledge, you have complied in full with all Raytheon Company policies related to ethics, and have disclosed to Raytheon Company all matters which were required to be disclosed by said policies. In particular, you represent and warrant that, to the best of your knowledge except as so disclosed by you, you have no information which you believe could be the basis for any charge of a violation of law by Raytheon Company or persons associated with Raytheon Company, including but not limited to violations of the False Claims Act or any federal or state environmental statute.

12.  Security Clearance:    In the course of your employment at Raytheon Company, you may have come into possession of or exposure to matters due to your security clearance. Raytheon Company reminds you that disclosure of any information which came to you as a result of your security clearance, including work product, company plans and other matters, shall not be discussed or revealed in any way, except if required to do so pursuant to a proceeding instituted by an appropriate government agency or at the request of an authorized company agent.

13.  Confidential and Proprietary Information:    You agree to keep all confidential and proprietary information of the Company, its subsidiaries and affiliated companies, including joint venture partners, strictly confidential except to the extent disclosure is required by law or court order, except to the extent that such confidential and proprietary information has become public through no fault of your own.

14.  Confidentiality of This Agreement:    You and Raytheon Company mutually agree to keep the terms and conditions of this Agreement confidential and will not disclose the terms hereof to anyone, except to immediate family members, tax accountants, lawyers, financial advisors, the Internal Revenue Service or any other taxing authority, and the Division of Employment and Training in connection with any application you may make for unemployment compensation benefits, and/or others who have a reasonable need to know the terms hereof.

15.  Insider Information:    In the course of your responsibilities you may constitute an “insider” for securities law purposes. We would like to remind you that any financial plan, program, estimate or matter not readily available to the general public shall be kept in strictest confidence and may not be disclosed or discussed.

16.  Non-Disparagement Agreement:    You and Raytheon Company mutually agree not to disparage one another. Raytheon Company, its officers, directors and employees, and you shall have the right to make truthful responses to any charges, accusations or allegations, and no such response shall be considered a breach of this non-disparagement agreement.

17.  Arbitration:    Any dispute arising under this Agreement shall be settled exclusively through arbitration. Such arbitration shall be conducted in accordance with the rules of the American Arbitration Association before a panel of three arbitrators sitting in a city to be determined by mutual agreement. The decision of the arbitration panel shall be final and binding on both parties. Judgment may be entered on the award of the arbitrators in any court having proper jurisdiction.

18.  Entirety of Agreement:    This Agreement supersedes all previous agreements, written or oral, between Raytheon Company and you relating to the subject matter of this Agreement. Your acceptance of the benefits contained in this Agreement as evidenced by your signature below shall constitute a disclaimer of any entitlement you previously had to severance benefits under the terms of the Raytheon Company Change in Control Severance Agreement dated August 17, 2001. This Agreement may not be modified, changed or discharged, in whole or in part, except by an agreement in writing signed by the Company and you.

You understand that, if you elect to revoke the Release attached hereto within seven (7) days after its execution, this letter Agreement shall be null and void and each party will have all rights and obligations afforded them under the law as if this Letter Agreement had not been signed by the parties and as if the Release had never been signed by you. You agree, in the event of revocation of the Release, to immediately return any consideration received in support of said Release.

If you have any questions about this Agreement, please contact me.

Sincerely,

/s/ KEITH J. PEDEN
Keith J. Peden Senior Vice President, Human Resources

ACCEPTED:

/s/ FRANCIS S. MARCHILENA	Date: 9/3/02
Francis S. Marchilena

GENERAL RELEASE

I agree to accept the benefits and payments set forth in the immediately preceding Letter Agreement as full satisfaction in all respects of any and all obligations of any kind which might otherwise be due me from Raytheon Company. I hereby specifically waive, remise, release and forever discharge Raytheon Company, its affiliates, subsidiaries, directors, officers, employees, agents and successors (hereinafter referred to as “Raytheon”) from all manner of claims, liabilities, demands and causes of action, known or unknown, fixed or contingent, which I may have or claim to have against Raytheon as a result of my employment and the termination thereof, and do hereby covenant not to file or commence a lawsuit or administrative proceeding against Raytheon to assert any such claims. I understand that this General Release encompasses all claims arising under federal, state or local law, including but not limited to claims under the Age Discrimination in Employment Act (“ADEA”) or claims arising under any theory of wrongful discharge. This General Release is binding upon my successors, heirs, executors and administrators but does not waive any rights or claims which relate to events occurring after the date this General Release is executed.

I understand and agree that, under the Older Workers Benefit Protection Act of 1990 (“Act”), this waiver of rights under ADEA must be knowing and voluntary and that, by execution of this General Release, I acknowledge that the following requirements of the Act to insure that such a waiver is knowing and voluntary have been met:

(a)  The waiver is part of an agreement between me and Raytheon, and I understand the impact of this waiver;

(b)  The waiver specifically refers to rights or claims arising under ADEA;

(c)  I am not waiving rights or claims that may arise after the date the waiver is executed;

(d)  My waiver of rights or claims is in exchange for consideration in addition to anything of value to which I am already entitled;

(e)  I have been advised to consult with an attorney prior to executing this General Release;

(f)  I understand that I am to be given a period of twenty-one days within which to consider the General Release; and

(g)  If this General Release is executed, I understand that I may revoke the General Release during the seven-day period following its execution and that the General Release shall not become effective or enforceable until the revocation period has expired.

I have read carefully and fully understand all the provisions of this General Release, including my rights under the Act. I acknowledge that this General Release sets forth the entire agreement between me and Raytheon with respect to additional consideration being provided to me and that I have not relied upon any representation or statement, written or oral, not set forth in this document.

Francis S. Marchilena

Date:

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